EXHIBIT 10-H.1

                    [FORM OF EXECUTIVES' RETENTION AGREEMENT]


Date



Name
Title
Address
City, State, Zip

Dear              :

     In light of the expected merger (the "Merger") of U S West, Inc. ("Company" and Qwest Communications International Inc. ("Qwest"), the Human Resources Committee (the "Committee") and the Board of Directors of the Company (the "Board") have concluded that it is in the best interests of the Company and its stockholders to modify the terms of your current change of control agreement, dated as of July 9, 1998 (the "Control Agreement"). The Committee and the Board intend the modifications in this agreement (the "Retention Agreement") to provide incentives to you to remain with the Company through the completion of the Merger and to assume a key executive position at the post-merger company (the "Merger Successor"). The Committee and the Board further intend that this Retention Agreement be part of the retention and stay bonus program to which the Company and Qwest agreed in their Merger agreement.

     The Committee and the Board believe that the employment market for experienced senior executives in the telecommunications industry is extremely strong and that the Company is at some risk that you will react to the uncertain times by leaving for a competitor before the Merger.

     In addition, the Committee and the Board recognize that the current Control Agreement and your other compensation arrangements may provide you with insufficient incentives to remain during the pre-Merger period and with the Merger Successor, particularly since the Company's many competitors could compensate you for leaving and foregoing the benefits under the Control Agreement. This Retention Agreement is intended to improve the likelihood that you will remain with the Company, by providing you with partial payment of the benefits under the Control Agreement and by adding significant new incentives to remain with the Company. In exchange for this new arrangement, you are agreeing at this time to use arbitration to settle any disputes under the Control Agreement or this agreement, rather than retain your current ability under the Control Agreement to choose whether the parties will use arbitration. You also agree and understand that you will not receive the benefits under this Retention Agreement if you voluntarily leave employment before the Merger is completed.

     This Retention Agreement is intended to address these issues for the benefit of the Company and its stockholders. It does not supersede the Control Agreement, except as specifically indicated below. Any undefined capitalized terms take their definitions from the Control Agreement.

Term of Agreement
                    This Retention Agreement will begin as of August 6, 1999 and continue in effect until December 31, 2001. It will cease to apply if the Company and Qwest cease efforts to complete the Merger, but will again apply if those parties resume such efforts before December 31, 2000. Termination or expiration of this Retention Agreement does not affect any rights, obligations, or liabilities of the Company or you that have accrued on or before the date the Retention Agreement terminates or expires.

Initial Retention
Benefits
                    If, but only if, the Merger is completed (or as provided under Involuntary Termination below), the Company or the Merger Successor will pay you the greater of the amount of ____________ or the standard benefit calculated as of the day prior to the Merger under IV(a) of the Control Agreement ("Standard Benefits Cashout") in lieu of the potential Standard Benefits under Section IV(a) of the Control Agreement, the greater of _______________ ("Additional Benefits Cashout") or the additional benefits calculated as of the day prior to the Merger under IV(b) of the Control Agreement in lieu of the Additional Benefits under Section IV(b)of the Control Agreement, and will provide you with the Retirement Plan Benefits and Health Plan Benefits set forth in Section IV(a)(b)(a) and (b), and Executive Life Insurance Benefits upon your separation from employment ("Non-cash Benefits") (with the Standard Benefits Cashout, the Additional Benefits Cashout and the Non-Cash Benefits referred to below as the "Initial Retention Benefits," unless otherwise specifically referred to individually herein). You and the Company agree that the benefits provided under Section IV(b) (Additional Benefits) of the Control Agreement are based on the rate in effect on either
                    (x) the day on which Notice of Termination is given, or (y) the day immediately preceding the Change of Control, whichever is higher and that this supercedes any provision in the Control Agreement to the contrary. You agree that you waive any claim to be paid the benefits under Sections IV(a), IV(b), IV(a)(b)(a) and IV(a)(b)(a)(b) of the Control Agreement if you receive the Initial Retention Benefits, and you specifically agree that this waiver overrides any contrary language in the No Mitigation provision of Section IV(g) of the Control Agreement.

                    Pursuant to the U S WEST, Inc. 1998 Stock Plan, as amended, (the "Plan"), the Committee and the Board have approved the grant to you of an option to purchase ______________ shares of common stock, par value $.01, as of August 6, 1999, pursuant to the terms of the underlying Stock Option Agreement (the "Option Grant"). All options awarded pursuant to this Option Grant shall become Vested (as defined by the Plan) in one-quarter increments upon each of the first four
                    (4) anniversaries following the date of the Option Grant. The exercise price of the Option Grant shall be the closing price of U S WEST stock as of August 6, 1999, which was $54.3125.

Deferred Retention
Benefits
                    The Company will also pay you a deferred retention benefit ("Deferred Retention Benefit"). The Deferred Retention Benefit will consist of _______________ shares of common stock in the form of restricted stock of the Company, effective immediately prior to the Merger. If, but only if, the Merger is completed, one-half of the shares will cease to be restricted and thus nonforfeitable by you if you remain employed by the Merger Successor or a Subsidiary on the second anniversary of the completion of the Merger, and the remainder of the shares of restricted stock will cease to be restricted and thus nonforfeitable by you if you remain employed by the Merger Successor or a Subsidiary on the fourth anniversary of the completion of the Merger (the "Fourth Anniversary") ("Deferred Retention Benefits" and with the sum of those benefits and the Initial Retention Benefits referred to as "Total Retention Benefits"). The Deferred Retention Benefits will be reflected in a restricted stock agreement between you and the Company.

Timing of Payments
                    On or before September 30, 1999, you will receive an opportunity to elect the timing of payments of your Initial Retention Benefits. You will be able to elect to have the Initial Retention Benefits paid either (i) in total, at the Fourth Anniversary or (ii) 50% at the completion of the
                    Merger and 50% on the Fourth Anniversary. If the Merger occurs, you will receive the earned portion of the Initial Retention Benefits and Deferred Retention Benefits for which you have qualified, if any, no later than the earlier of the Fourth Anniversary or 30 days after the date your employment ends for any reason. You will forfeit any unvested portion of the Option Grant and the Deferred Retention Benefits if the Company or the Merger Successor terminate your employment for Cause or you resign without Good Reason. Vested options pursuant to the Option Grant and any other stock options you may hold, must be exercised within five
                    (5) years of the later of the date of vesting or termination of employment, not to exceed the life of the option. The portion of the Initial Retention Benefit that is not paid at the completion of the Merger will be deemed held in phantom stock for purposes of tracking earnings before payment or forfeiture. Any applicable pension additur will be calculated based upon the date of your termination of employment for any reason.

Loss of Payments
                    You agree that you will not be entitled to any unearned Initial Retention Benefits, any unvested portion of the Option Grant or unvested Deferred Retention Benefits if (i) the Company terminates your employment for Cause (as defined in Section I(g) of the Control Agreement), (ii) you resign with or without Good Reason before or as of the completion of the Merger, (iii) or you resign without Good Reason after the completion of the Merger.

Involuntary
Termination
                    If the Company provides you with notice of its termination of your employment without Cause ("Involuntary Termination") before completion of the Merger and the Merger occurs, you will receive the sum _______________ of and no other benefits under this Retention Agreement (other than the benefit of any stock options issued under this Retention Agreement which have become vested) or the Control Agreement or under any other severance agreement. If, but only if, the Merger occurs, and after the Merger occurs, the Company or the Merger Successor provide you with notice of Involuntary Termination before you are entitled to the Deferred Retention Benefits or before the Option Grant is fully vested, the Deferred Retention Benefits and the Option Grant will continue to vest as if you had remained employed.

Resignation for
Good Reason
                    If you resign for Good Reason after the Merger is completed, you will be treated as though the Company had terminated your employment under the Involuntary Termination section. For purposes of this Retention Agreement and the Control Agreement, the Company and you agree that if the Merger occurs, "Good Reason" has the meaning in Section I(q) of the Control Agreement but with the reasons in I(q)(i) and I(q)(ii) being measured (beginning two (2) months after the completion of the Merger) against your position at the Merger Successor or a Subsidiary for a period of four years after the completion of the Merger rather than your position at the Company before and after the Merger.

Gross-up Payments
                    Nothing in this Retention Agreement waives any rights you may have under the Control Agreement to receive Gross-Up Payment(s) under Section IV(C) of the Control Agreement.

Legal Fees and
Expenses
                    The Company or the Merger Successor will pay your reasonable legal fees and expenses with regard to this Retention Agreement as though it were expressly described in Section IV(f) of the Control Agreement.

Incorporation by
Reference
                    The following provisions of the Control Agreement will apply to this Retention Agreement as though the provisions specifically referred to this agreement: Sections VI (Successors; Binding Agreement); VIII (Notice); and, except as set forth below, Sections IX (Miscellaneous) and XI (Arbitration). The last two sentences of Miscellaneous would instead read as follows for this Retention Agreement: "The obligations of the Company under the Initial Retention Benefits and Deferred Retention Benefits sections survive the expiration of the term of this Retention Agreement, as do your obligations to comply with the Arbitration section."

Arbitration
                    You agree that the arbitration provisions of Section XI of the Control Agreement will apply to all disputes referenced in that section or that arise under or with respect to this Retention Agreement. You further agree that this Retention Agreement serves as your required written agreement to arbitrate such matters. You therefore agree that Section XI of the Control Agreement will apply without the need for any further agreement by you.


     If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisors you choose.



                                             /S/ SOLOMON D. TRUJILLO
                                             __________________________________
                                                         Name-CEO


Accepted and agreed to:


_________________________________
         Name-Band 1


_________________________________
         Date